Exhibit 21.1

SUBSIDIARIES OF MEDIA DEPOT, INC.

      Name of Subsidiary                                  Jurisdiction of Organization

Media Depot, Inc.                                                  Delaware

(Wholly owned subsidiary of Calypso

Media Services, Inc.)

Media Max, Inc.                                                     Pennsylvania

(Wholly owned Subsidiary of

Media Depot, Inc.)